Exhibit 10.03

Amendment No. 2 to Employment Agreement

         WHEREAS, on January 24, 2000, Intuit Inc. (the “Company”) and Stephen M. Bennett entered into an Employment Agreement (the “Agreement”); and

         WHEREAS, the Agreement provides that Mr. Bennett has a target bonus of 150% of his annual base salary;

         WHEREAS, on October 23, 2001 the Compensation Committee of the Board of Directors of Intuit Inc. determined that Mr. Bennett’s target percentage under the Incentive Plan for Leaders for the August 1, 2001 through July 31, 2002 fiscal year shall be 160%;

         RESOLVED, that Paragraph (a) of Section 3 of the Agreement that details Mr. Bennett’s annual incentive bonus compensation is hereby amended and restated in its entirety to read as follows:

         (a)  Your bonus for Intuit’s 2002 fiscal year will be determined pursuant to Intuit’s Incentive Plan for Leaders, the executive incentive bonus compensation program in effect for Intuit’s 2002 fiscal year. Your Incentive Plan for Leaders target percentage for Intuit’s 2002 fiscal year is 160%. For each fiscal year thereafter, the Compensation Committee will determine your target percentage under the then existing executive incentive bonus compensation program. Your bonus will not be less than 80% of your target percentage in any year. The maximum percentage of target that you may be paid in any year will be determined by the then existing executive incentive bonus compensation program. The Incentive Plan for Leaders does not limit the bonus that may be payable for performance that exceeds expectations.

         This Amendment No. 2 is entered into as of October 23, 2001.

INTUIT INC.

By: /s/ Greg Santora Chief Financial Officer	/s/ Stephen M. Bennett